Exhibit 1

September 22, 2011

Nippon Steel Corporation

Sumitomo Metal Industries, Ltd.

Execution of Master Integration Agreement between

Nippon Steel Corporation and Sumitomo Metal Industries, Ltd.

Today, Nippon Steel Corporation (President: Shoji Muneoka; “Nippon Steel”) and Sumitomo Metal Industries, Ltd. (President: Hiroshi Tomono; “Sumitomo Metals”) (collectively, the “Companies”) jointly announced that they have agreed to integrate their businesses (such integration referred to herein as the “Business Integration”) on October 1, 2012, and have entered into a Master Integration Agreement, after due discussion by the Integration Study Committee co-chaired by the Presidents of both Companies, with the spirit of their relationship being based on equality, conducted since the Companies agreed to commence consideration of the Business Integration in February 2011. An outline of the Business Integration, the name of the integrated company to be established by the Business Integration (“Integrated Company”), and the management goals of the Integrated Company and other information are provided below.

The Business Integration is subject to, inter alia, the approval of the relevant authorities and shareholder approval at the respective shareholders meetings of the Companies.

1.      Objectives of the Business Integration, etc.

(1)	Objectives of the Business Integration

The Companies will, through the Business Integration, make a thorough effort to seek synergies by combining their respective advanced resources that each has built up, and by consolidating the superior areas of their respective businesses. In addition, the Companies will accelerate the implementation of business structure reform by such means as pursuing greater efficiency in domestic production bases and expanding overseas businesses. Through realization of these objectives at an early stage, the Companies aim to be “the Best Steelmaker with World-Leading Capabilities” by boosting competitiveness in all areas including scale, cost, technology and customer service.

Through maximization of the potential of steel as a fundamental industrial material by utilizing world-leading technology and manufacturing know-how, the Companies desire to support the development of customers in and outside Japan, as well as contribute to further growth of the Japanese and global economies and the improvement of global society.

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

(2)	Background of the Business Integration

The Companies have implemented various measures to strengthen each company’s competitiveness since the execution of their alliance agreement in 2002. These measures have produced excellent results. Nevertheless, there have been substantial changes in the recent business environment surrounding the steel industry, such as those mentioned below:

(i)	Expansion of steel demand all over the world, especially in emerging countries;

(ii)	Increase in high-grade steel demand in energy and environment-related sectors, etc.;

(iii)	Intensified competition due to commissioning of newly constructed steel mills in various countries including China and Korea;

(iv)	Accelerating globalization in production and sale by steel consuming industries; and

(v)	Escalating raw material prices and shortening of the pricing cycle.

In order to address such changes in the business environment, the Companies commenced consideration of the Business Integration in February 2011. Since then, changes in the operating environment for the steel business, such as the sharp appreciation of the Japanese yen, have been progressing at an even faster rate than expected. Accordingly, with the execution of the Master Integration Agreement at this time, the Companies will endeavor to further speed up the examination of specific integration measures, in order to realize the advantages of the integration at an early stage.

2.      Outline of the Business Integration (method, etc.)

(1)	Method of the Business Integration

The Business Integration will take the form of a merger, with Nippon Steel being the surviving company (the “Merger”).

(2)	Schedule of the Merger

• February 3, 2011	Execution of the Memorandum Regarding Consideration of the Business Integration

• September 22, 2011	Execution of the Master Integration Agreement (executed today)

• April 2012 (planned)	Execution of a Merger Agreement

• June 2012 (planned)	Shareholders meetings to approve the Merger Agreement

• October 1, 2012 (planned)	Date of Merger (effective date)

(3)	Allotment of shares under the Merger

1)	Merger ratio (the ratio of the number of Nippon Steel shares to be delivered for each share of Sumitomo Metals):

	Nippon Steel Corporation	Sumitomo Metal Industries, Ltd.
Merger ratio	1	0.735

(Note 1)	The number of Nippon Steel shares expected to be delivered under the Merger: 3,075,306,130 shares

(Note 2)	Nippon Steel shares will be delivered by allotment to each of the shareholders of Sumitomo Metals as at the end of the day preceding the date of merger in the ratio of 0.735 Nippon Steel shares to one Sumitomo Metals share. However, no shares will be allotted as a result of the Merger with respect to shares of Sumitomo Metals held by Nippon Steel (451,761,720 shares as of March 31, 2011) and treasury stock held by Sumitomo Metals (170,122,545 shares as of March 31, 2011).

(Note 3)	To those shareholders of Sumitomo Metals who are to receive, as a result of the Merger, an allotment of a fraction of less than one share of Nippon Steel, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

2)	Basis for calculation of the merger ratio, etc.:

Please refer to the “Basis of Calculation and Other Matters Related to the Merger Ratio” attached hereto as Exhibit 1.

(4)	Handling of share options and bonds with share options of Sumitomo Metals in connection with the Merger

Sumitomo Metals has not issued any share options or bonds with share options.

3.      Outline of the Parties to the Merger

Please refer to the “Outline of the Companies” attached hereto as Exhibit 2.

4.      Status after the Merger (Outline of the Integrated Company, etc.)

(1)	Trade name

Shinnittetsu Sumikin Kabushiki Kaisha (“Nippon Steel & Sumitomo Metal Corporation” in English)

(2)	Location of head office

Chiyoda-ku, Tokyo

(3)	Business

Steelmaking and steel fabrication (manufacture and sale of iron and steel), etc.

(4)	Fiscal year end

March 31 (planned)

Representative, stated capital, net assets, total assets and other matters will be determined later through consultation between the Companies. The Companies will announce such details once they are finalized.

5.      Management Goals

(1)	Goals

The Integrated Company will strongly advance the following six items, with the aim to be “the Best Steelmaker with World-Leading Capabilities”, at an early stage after the Business Integration.

1)      Globalizing the steel business

The Integrated Company will establish a global network for supplying a wide range of product types with a focus on high-grade steel, in response to increasing worldwide demand for steel and the local procurement needs of Japanese steel consumers operating overseas, by such means as re-organizing and reinforcing existing overseas manufacturing bases of the Companies and promptly realizing new projects which are under consideration by the respective Companies by consolidating them and concentrating human resources on such projects.

(i)	Re-organization and expansion of existing manufacturing, processing, and sales bases of the Companies in, among others, emerging countries such as China, Southeast Asian countries, Brazil, and India;

(ii)	Reinforcement of existing overseas manufacturing and sales operations, including integrated manufacturing operations (ironmaking, steelmaking and rolling), and establishment of new such operations (in Asia and the Americas, for example); and

(iii)	Improvement in capability to provide comprehensive proposals and services to customers by combining and complementing the product types in which each of the Companies has expertise:

•	Combining steel sheets, steel pipes, steel bars and wire rods, and crankshafts, etc. in the automotive sector;

•	Strengthening capability to provide high-grade steel such as steel pipes and steel sheets and plates in the resources/energy sector; and

•	Enhancing capability to provide comprehensive proposals regarding rails (Nippon Steel) and wheels (Sumitomo Metals) in response to the increasing demand for rail transport infrastructure.

The Integrated Company will aim to achieve 60 to 70 million tons in terms of global production capacity by further accelerating its overseas business development.

2)      Utilizing the world’s leading technologies

Through integration of the Companies’ manufacturing technology capability, product technology capability, and R&D capability, the Integrated Company will lead the world in advanced technology and energy efficiency. By maximizing the potential of steel, the Integrated Company will also respond to the increasingly sophisticated needs of customers.

(i)	Increasing sophistication of, efficiency in, and speeding up of R&D by integration of research organizations;

(ii)	Reinforcement of capability to make proposals tailored to customers’ needs;

(iii)	Development of new manufacturing technologies including innovative production processes;

(iv)	Taking a leadership role with respect to energy-saving technology, CO2 emission-reducing technology and other technologies for addressing global environment issues; and

(v)	Development of technologies for using raw materials which are showing downward trends in quality.

3)      Improving cost competitiveness

By implementing, inter alia, the following measures, the Integrated Company will aim to realize synergies resulting from the integration of around 150 billion yen per year starting approximately three years after the Business Integration; the Companies will endeavor to increase the above target synergies. In addition, the Companies will continue to make further efforts to reduce costs, and establish cost competitiveness that will allow the Integrated Company to compete more effectively on a global basis.

(i)	Cost cutting by sharing best practices for operational and manufacturing technologies;

(ii)	Improvement in production efficiency by integrating the manufacturing process;

(iii)	Improvement in productivity by optimal allocation of tasks among production lines;

(iv)	Strengthening of ties among steel mills;

e.g.:	Kanto district (Kashima, Kimitsu), Kansai to Chubu district (Wakayama, Sakai, Hirohata, Nagoya), Kyushu district (Yawata, Kokura, Oita)

(v)	Improvement in efficiency in procurement and transport of raw materials;

(vi)	Reduction of equipment cost, repair cost and material cost by standardizing equipment specifications, etc.;

(vii)	Compression of redundant assets;

(viii)	Unification of financing and improvement of capital management in relation to the Integrated Company and its subsidiaries;

(ix)	Improvement of efficiency with respect to its domestic and overseas group companies; and

(x)	Improvement of efficiency in administrative/back-office functions and utilizing human resources for overseas development, etc.

4)      Reinforcing non-steel business segments

With respect to non-steel business segments such as engineering, urban development, chemicals, new materials and system solutions, the Companies will also consider business integration to reinforce each business. In addition, the Integrated Company will strengthen its capabilities to offer comprehensive proposals to customers, by improving synergy among its businesses while maintaining the steel business as its core business.

5)      Maximizing corporate value and improving evaluations from shareholders and capital markets

By implementing the foregoing measures, the Integrated Company will, with a view to increasing its profits and cash flows, pursue greater competitiveness of its domestic manufacturing bases while also devoting management resources to overseas businesses. With these efforts, the Integrated Company will seek to obtain even higher evaluations from shareholders and capital markets.

6)      Aggregating resources

All the employees will work together as a team towards realizing the above goals at an early stage. Further, the Integrated Company will share its strategies with its group companies, as well as cooperate with partner contracting companies, while also pursuing harmonization with local communities, etc.

(2)	Operation of the Integrated Company

1)	Consolidated management system

The Integrated Company will be a business holding company, which engages in the steelmaking and steel fabrication business and also conducts businesses through companies held by it.

2)	Operation of steelmaking and steel fabrication business

(i)	The Integrated Company will further strengthen its operations, the cornerstone of which will be its divisionally integrated operating system, and will more speedily formulate and implement strategies for each product type to respond to the changing business environment and customer needs.

(ii)	The Integrated Company will reinforce ties among steel mills to implement more efficient operations.

e.g.:	Kanto district (Kashima, Kimitsu), Kansai to Chubu district (Wakayama, Sakai, Hirohata, Nagoya), Kyushu district (Yawata, Kokura, Oita)

(iii)	The Integrated Company will maintain and reinforce its strategic alliance relationships with domestic and overseas business partners, and promote specific alliance projects, dealing flexibly with future changes in the business environment.

(3)	Synergies

By improving cost competitiveness and expanding global development, the Integrated Company will aim to realize synergies of around 150 billion yen per year starting approximately three years after the Business Integration; the Companies will endeavor to increase the above target synergy amount. In addition, the Companies will continue to make further efforts to reduce costs.

Main measures	Approximate amount of annual synergies
[Expansion of global development] 1. Accelerating overseas business development by utilizing the Companies’ human resources 2. Re-organizing and reinforcing overseas manufacturing and sales bases	30 billion yen
3. Improving efficiency of administrative/back-office functions, etc. in a manner that aligns with the above efforts etc.

[Technology/R&D]

1.      Realizing the benefits of advanced technology by consolidating the areas of technology and R&D (including sharing of best practices for operational and manufacturing technologies)

2.      Speeding up and increasing efficiency in R&D
etc.

40 billion yen

[Production/Sale]

1.      Improving production efficiency by integrating the manufacturing process (including the benefits of strengthening ties among steel mills)

2.      Improving productivity by optimal allocation of tasks among production lines etc.

40 billion yen

[Procurement]

1.      Improving efficiency in procurement and transport of raw materials

2.      Reducing equipment cost, repair cost and material cost by standardizing equipment specifications, etc.

3.      Unifying financing, and improving efficiency in capital management etc.

40 billion yen

Total	150 billion yen

Exhibit 1: Basis of Calculation and Other Matters Related to the Merger Ratio

Exhibit 2: Outline of the Companies

[Contacts]
Nippon Steel Corporation:	Public Relations Center, General Administration Div. Tel: +81-3-6867-2135, 2146 or 2147
Sumitomo Metal Industries, Ltd.:	Public Relations Group
Tel: +81-3-4416-6115

Exhibit 1

Basis of Calculation and Other Matters Related to the Merger Ratio

1. Basis of Calculation

In order to support their respective efforts to ensure the fairness and appropriateness of the merger ratio described in 2.(3)1) “Merger Ratio”, Nippon Steel and Sumitomo Metals respectively and separately requested financial advisors independent of both companies to perform financial analyses relating to the merger ratio. Nippon Steel appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley”), Merrill Lynch Japan Securities Co., Ltd. (“BofA Merrill Lynch”), Mizuho Securities Co., Ltd. (“Mizuho Securities”) and JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”) as its financial advisors. Sumitomo Metals appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), Goldman Sachs Japan Co., Ltd. (“Goldman Sachs”), Deutsche Securities Inc. (“Deutsche Securities”) and Daiwa Securities Capital Markets Co. Ltd. (“Daiwa Securities Capital Markets”) as its financial advisors. With respect to the overview of the financial analyses relating to the merger ratio provided in the Master Integration Agreement conducted by each of the respective financial advisors, please refer to Exhibit 1-1 “The Overview of the Financial Analyses Regarding the Merger Ratio by Each of the Respective Financial Advisors”. It is noted that the financial projections, which were provided by Nippon Steel and Sumitomo Metals to each of the respective financial advisors of Nippon Steel and Sumitomo Metals as the basis of calculations in connection with the Discounted Cash Flow (“DCF”) method/analysis, include fiscal years with significant increases in profit compared with the fiscal year immediately preceding such fiscal years. These increases reflect mainly the recovery from the impact of the Great East Japan Earthquake of March, 2011, cost improvements and so forth.

2. Process of Calculation

Nippon Steel and Sumitomo Metals carefully negotiated and discussed with each other the merger ratio, taking into account such factors as the financial position, assets and future business and performance prospects of each party, with Nippon Steel making reference to the financial analyses conducted by each of Mitsubishi UFJ Morgan Stanley, BofA Merrill Lynch, Mizuho Securities and J.P. Morgan, and Sumitomo Metals making reference to the financial analyses conducted by each of SMBC Nikko Securities, Goldman Sachs, Deutsche Securities and Daiwa Securities Capital Markets. As a result of the negotiations and discussions, Nippon Steel and Sumitomo Metals came to a decision that the merger ratio described in 2.(3)1) “Merger Ratio” is appropriate and agreed on the merger ratio.

3. Relationship with Financial Advisors

Mitsubishi UFJ Morgan Stanley, BofA Merrill Lynch, Mizuho Securities and J.P. Morgan, which are acting as financial advisors of Nippon Steel, and SMBC Nikko Securities, Goldman Sachs, Deutsche Securities and Daiwa Securities Capital Markets, which are acting as financial advisors of Sumitomo Metals, do not constitute related parties of Nippon Steel and Sumitomo Metals, respectively, and do not have any material interest to be noted in connection with the Merger.

4. Prospects for Delisting and Reasons

Due to the Merger, in accordance with the delisting standards of the relevant financial instruments exchanges where the shares of Sumitomo Metals are currently listed, shares of Sumitomo Metals are expected to be delisted as of around September 26, 2012 from such financial instruments exchanges. Shares of Nippon Steel, which will be allotted to the shareholders of Sumitomo Metals as consideration for the Merger, are currently listed on the relevant financial instruments exchanges above.

5. Measures to Ensure Fairness

In addition to receiving the financial analyses relating to the merger ratio described above, Nippon Steel received separate written opinions dated September 22, 2011, from each of Mitsubishi UFJ Morgan Stanley, BofA Merrill Lynch, Mizuho Securities and J.P. Morgan, that, as of the date of the respective opinions, the merger ratio pursuant to the Master Integration Agreement is based upon and subject to certain conditions, including the assumptions described in Exhibit 1-1, fair from a financial point of view to Nippon Steel.

On the other hand, in addition to receiving the financial analyses relating to the merger ratio described above, Sumitomo Metals also received separate written opinions dated September 22, 2011, from each of SMBC Nikko Securities, Goldman Sachs, Deutsche Securities and Daiwa Securities Capital Markets, that, as of the date of the respective opinions, the merger ratio pursuant to the Master Integration Agreement is, based upon and subject to certain conditions, including the assumptions described in Exhibit 1-1, fair from a financial point of view to the shareholders of Sumitomo Metals.

6. Measures to Avoid Conflicts of Interest

In connection with the Merger, Nippon Steel and Sumitomo Metals have not taken specific measures to avoid conflicts of interest because there is no conflict of interest between Nippon Steel and Sumitomo Metals.

Exhibit 1-1

The Overview of the Financial Analyses

Regarding the Merger Ratio by Each of the Respective Financial Advisors

1. The Overview of the Financial Analyses by Financial Advisors of Nippon Steel

(Mitsubishi UFJ Morgan Stanley)

Mitsubishi UFJ Morgan Stanley analyzed the merger ratio by performing valuation analyses based on the Market Price Analysis, Comparable Companies Analysis, and DCF Analysis methodologies and comprehensively considering the results of such analyses. In the Market Price Analysis, Mitsubishi UFJ Morgan Stanley calculated the implied ranges of the market price by: (i) using September 21, 2011 as a calculation base date (the “Base Date 1”), the closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the Base Date 1 and the closing market price on the Base Date 1, respectively, and (ii) using February 2, 2011 as another calculation base date (the “Base Date 2”), which is the last trading day prior to February 3, 2011 on which the press release titled “Commencement of Consideration of Business Integration of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd.” was released, the closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the Base Date 2 and the closing market price on the Base Date 2, respectively. In addition, Mitsubishi UFJ Morgan Stanley used financial projections of Nippon Steel and Sumitomo Metals on a stand-alone basis without considering the effect of the Merger provided by Nippon Steel as the basis of its DCF analysis calculation.

The following table summarizes the ranges of the merger ratio calculated by Mitsubishi UFJ Morgan Stanley under each methodology (assuming that the share value per share of Nippon Steel is set at 1).

Methodology	Range of the merger ratio
Market Price Analysis (Base Date 1)	0.697 ~ 0.722
Market Price Analysis (Base Date 2)	0.676 ~ 0.716
Comparable Companies Analysis	0.599 ~ 0.804
DCF Analysis	0.630 ~ 0.770

For conditions and assumptions regarding the analyses and opinion, please see Note 1 below.

(BofA Merrill Lynch)

BofA Merrill Lynch analyzed the per share valuation of each of Nippon Steel and Sumitomo Metals by conducting a market price analysis, which considered the trends of each company’s market share prices, as well as a comparable companies analysis and a DCF, both of which took into account the financial results, forecast and other aspects of each company, and analyzed the merger ratio based on the results of such analyses.

The market price analysis was based (1) on the closing price of each company on September 16, 2011 (the “First Record Date”) and the average closing prices of each company for the one-month, three-month and six-month periods up to and including the First Record Date and (2) on the closing price of each company on February 2, 2011 (the “Second Record Date”), the last trading day prior to the date of the press release regarding the Merger (“Commencement of Consideration of Business Integration of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd”), and the average closing prices of each company for the one-month, three-month and six-month periods up to and including the Second Record Date. The DCF analysis was based on financial forecasts on a stand-alone basis that were provided by Nippon Steel. The primary methods of analysis used in the per share valuation of each of Nippon Steel and Sumitomo Metals and the ranges of the merger ratio resulted from each of the methods are set forth in the table below. (The following ranges of the merger ratio represent ranges of the number of shares of common stock of Nippon Steel to be allotted for one share of common stock of Sumitomo Metals).

Methodology	Range of the merger ratio
Market price analysis (First Record Date)	0.696 ~ 0.722
Market price analysis (Second Record Date)	0.676 ~ 0.715
Comparable companies analysis	0.500 ~ 0.741
DCF analysis	0.677 ~ 0.748

For conditions and assumptions regarding the analyses and opinion, please see Notes 1 and 2 below.

(Mizuho Securities)

Mizuho Securities performed Analysis of Historical Share Prices, Comparable Companies Analysis, DCF Analysis and Contribution Analysis. The results of each analysis are shown below. The ranges of the merger ratio listed below represent the number of shares of common stock of Nippon Steel to be allotted in exchange for one share of common stock of Sumitomo Metals.

In performing Analysis of Historical Share Prices, Mizuho Securities reviewed (1) the closing stock price on September 21, 2011 (the “Record Date”); (2) the average closing stock price during the week up to and including the Record Date; (3) the average closing stock price during the month up to and including the Record Date; (4) the average closing stock price during the three months up to and including the Record Date; and (5) the average closing stock price the six months up to and including the Record Date, as a basis for the analysis. The DCF Analysis was conducted based on financial forecasts on a stand-alone basis provided by Nippon Steel.

Methodology	Range of the merger ratio
Analysis of Historical Share Prices	0.697 ~ 0.722
Comparable Companies Analysis	0.482 ~ 0.823
DCF Analysis	0.601 ~ 0.767
Contribution Analysis	0.544 ~ 0.791

For conditions and assumptions regarding the analyses and opinion, please see Note 1 below.

(J.P. Morgan)

J.P. Morgan performed an average share price analysis. J.P. Morgan also performed a public trading multiples analysis and a DCF analysis both based on publicly available information regarding Nippon Steel and Sumitomo Metals and the projections for Nippon Steel and Sumitomo Metals furnished to J.P. Morgan by Nippon Steel. The calculated ranges of the merger ratio for the Merger based on each method are as indicated below. The calculated ranges of the merger ratio below show the ranges of the number of shares of common stock of Nippon Steel to be allotted for each share of common stock of Sumitomo Metals.

In performing the average share price analysis, J.P. Morgan used September 21, 2011 as the base date (“Base Date”), and reviewed the per share closing price trading data of Nippon Steel and Sumitomo Metals on the Base Date and the average daily closing share prices of Nippon Steel and Sumitomo Metals on the Tokyo Stock Exchange (“TSE”) for the one-month, three-month and six-month periods ending on the Base Date. In addition, as the basis of its DCF analysis calculation, J.P. Morgan used financial projections, provided by Nippon Steel, of Nippon Steel and Sumitomo Metals on a stand-alone basis.

Methodology	Range of the merger ratio
Average Share Price Analysis	0.697 ~ 0.722
Public Trading Multiples Analysis	0.560 ~ 0.803
DCF Analysis	0.622 ~ 0.779

For conditions and assumptions regarding the analyses and opinion, please see Notes 1 and 3 below.

(Note 1)

In delivering the respective written opinions to the board of directors of Nippon Steel and calculating the above ranges of the merger ratio as the basis thereof, each of Mitsubishi UFJ Morgan Stanley, BofA Merrill Lynch, Mizuho Securities and J.P. Morgan (each, a “Nippon Steel Financial Advisor” and, collectively, the “Nippon Steel Financial Advisors”) relied on the information provided by both companies and discussed with both companies, other relevant information reviewed by such Nippon Steel Financial Advisor or reviewed for the benefit of the Nippon Steel Financial Advisors, and publicly available information. Each of the Nippon Steel Financial Advisors assumed that all such information was accurate and complete and that no information was undisclosed to such Nippon Steel Financial Advisor, which may have a material adverse effect on the analyses and calculations of the ranges of the merger ratio, and therefore none of the Nippon Steel Financial Advisors independently verified the accuracy or completeness of such information (In addition, the Nippon Steel Financial Advisors are not responsible for independent verification or obliged to verify independently).

None of the Nippon Steel Financial Advisors have independently valued or appraised, nor has such Nippon Steel Financial Advisor received any valuations or appraisals from third party institutions on, assets or liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of either company or their respective affiliated companies.

In addition, each of the Nippon Steel Financial Advisors assumed that the information relating to business, operation, financial condition, financial forecasts and synergy analysis anticipated from the Merger of both companies has been reasonably prepared by managements of both companies based on the best estimates and judgments of those managements available at the time. Each of the Nippon Steel Financial Advisors expresses no opinion with respect to the estimates and judgments (including synergy analysis) or the assumptions for the estimates and judgments.

The analyses and opinions of each of the Nippon Steel Financial Advisors are for the information of the board of directors of Nippon Steel only and for the purpose of considering the merger ratio only, and may not be relied upon or used by any other party and for any other purpose. Each of the Nippon Steel Financial Advisors expresses no opinion or recommendation as to how the shareholders of Nippon Steel should vote or act at the shareholders’ meetings to be held in connection with the Merger.

The analyses and opinions of each of the Nippon Steel Financial Advisors are based on financial, economic, market and other conditions as in effect on, and the information made available to such Nippon Steel Financial Advisor as of, the date of their respective opinions. Although the credit market, finance market and equity market continue to be extremely unstable, the Nippon Steel Financial Advisors express no opinion with respect to the potential impact on Nippon Steel, Sumitomo Metals and the Merger caused by such unstable conditions. Events occurring after the date of the respective opinions may have an affect on the analyses and opinions, and the impact of certain conditions existing as of the date of the respective opinions on the analyses and opinions are difficult to measure. Notwithstanding the foregoing, none of the Nippon Steel Financial Advisors are obliged to renew, revise or reconfirm their opinion and analyses.

With respect to the Merger, each of the Nippon Steel Financial Advisors will receive fees for their services, a significant portion of which is contingent upon the closing of the Merger.

(Note 2)

BofA Merrill Lynch has made qualitative judgments as to the significance and relevance of each analysis and each factor considered in the course of preparing its report of the findings of its analyses and its opinion. Accordingly, its overall analysis of the per share valuation of Nippon Steel and Sumitomo Metals must be considered in its entirety and selecting certain portions of its analyses or certain factors, without considering all analyses and factors, could create an incomplete or incorrect view of the processes underlying such report and opinion. In its analysis, BofA Merrill Lynch made numerous assumptions including with respect to Nippon Steel, Sumitomo Metals and their affiliates, industry performance and regulatory environment, general business, economic, market and financial conditions, many of which are beyond the control of Nippon Steel and Sumitomo Metals and involve the application of complex methodologies and educated judgment. No company used in any analysis as a comparable company is identical to either Nippon Steel or Sumitomo Metals. Analyses and estimates relating to the value of businesses, companies or securities are not appraisals, and the ranges of share value resulting from such analyses may not indicate the present or future prices at which such businesses, companies or securities may actually be sold. Such present or future prices may be significantly different from those suggested by those analyses. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

With respect to the estimates of coal or iron ore reserves or production in any mine in which Nippon Steel or Sumitomo Metals maintains an interest, BofA Merrill Lynch is not a coal or iron ore mining expert able to provide a technical evaluation or assessment of such coal or iron ore resources; therefore, it has relied on the estimates provided by the management of Nippon Steel without independent verification. BofA Merrill Lynch has not evaluated the solvency or fair value of Nippon Steel or Sumitomo Metals under any laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch has also assumed, with Nippon Steel’s permission, that certain accounting and tax-related procedures will be followed in connection with the Merger, and that the Merger will not be a taxable transaction for either Nippon Steel or Sumitomo Metals. BofA Merrill Lynch has also assumed that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Nippon Steel, Sumitomo Metals or the contemplated benefits of the Merger.

BofA Merrill Lynch has acted as financial advisor to Nippon Steel in connection with the Merger and will receive a fee for our services and a significant portion of which is contingent upon consummation of the Merger. Nippon Steel has also agreed to indemnify BofA Merrill Lynch for certain liabilities arising out of the engagement. BofA Merrill Lynch’s ultimate parent company, Bank of America Corporation, and its affiliates comprise a full service securities firm and commercial bank and, in addition to providing financial advisory services related to the Merger, may provide investment banking, corporate banking and other financial services to Nippon Steel and Sumitomo Metals, and receive fees for the rendering of such services. Further, in the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Nippon Steel or Sumitomo Metals.

BofA Merrill Lynch’s opinion is limited to the fairness, from a financial point of view, to Nippon Steel of the merger ratio provided for in the Merger and no opinion or view is expressed as to any terms or other aspects of the Merger, including, without limitation, the form of the Merger. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions or the underlying business decision of Nippon Steel to effect the Merger. BofA Merrill Lynch is not expressing any opinion as to the value that the Nippon Steel common stock actually will be when issued or the prices at which shares of Nippon Steel will trade following the announcement or consummation of the Merger, or as to the appropriateness of the trade of any such shares.

BofA Merrill Lynch does not provide any advice on any legal, accounting or tax matters.

(Note 3)

J.P. Morgan has not evaluated the solvency of Nippon Steel or Sumitomo Metals under any laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan has also assumed that the Merger will have the tax consequences described in (i) discussions with representatives of Nippon Steel or (ii) materials furnished to J.P. Morgan by representatives of Nippon Steel. J.P. Morgan has also assumed that the Merger will be consummated as described in the Master Integration Agreement, and that the definitive Master Integration Agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan has also assumed that the representations and warranties made or will be made by Nippon Steel and Sumitomo Metals in the Master Integration Agreement and the related agreements are and will be true and correct in all material respects to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, tax or accounting expert and relied on the assessments made by advisors to Nippon Steel with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Nippon Steel or Sumitomo Metals or on the contemplated benefits of the Merger.

The written opinion was limited to the fairness, from the financial point of view of Nippon Steel of the merger ratio in the proposed Merger and J.P. Morgan has expressed no opinion (i) as to the fairness of the Merger, or (ii) as to the underlying decision by Nippon Steel to engage in the Merger or the properness or the appropriateness of the process for making such decision. In addition, J.P. Morgan has expressed no opinions as to the opinions expressed by the board of directors or the directors of Nippon Steel. J.P. Morgan has expressed no opinion as to the price at which share of Nippon Steel or Sumitomo Metals will trade at any future time.

Neither Nippon Steel nor Sumitomo Metals publicly discloses internal financial projections provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management. Accordingly, actual results could vary significantly from those set forth in such projections.

The foregoing summary of the analysis with respect to the merger ratio and the method thereof do not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a written opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In providing its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form a view as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in providing its opinion. None of the selected companies reviewed for the purposes of comparison in the above analysis, is identical to Nippon Steel or Sumitomo Metals or any of their respective operating units or subsidiaries. The companies selected were chosen because they are publicly traded companies with businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Nippon Steel and Sumitomo Metals. The analyses necessarily involved complex considerations and judgments concerning (i) the differences in the financial and business characteristics of the companies involved and (ii) other factors that could affect the companies compared to Nippon Steel and Sumitomo Metals.

J.P. Morgan has acted as financial advisor to Nippon Steel with respect to the proposed Merger and Nippon Steel has agreed to indemnify J.P. Morgan against certain liabilities arising out of its engagement. J.P. Morgan and its affiliates may have other commercial or investment banking relationships with Nippon Steel or Sumitomo Metals for which J.P. Morgan and such affiliates may receive customary compensation. In addition, J.P. Morgan and its affiliates, in the ordinary course of their businesses may actively trade the debt and equity securities of Nippon Steel or Sumitomo Metals for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities. By delivering the opinion, J.P. Morgan and its affiliates shall not be restricted in having business relationships with Nippon Steel or Sumitomo Metals or their affiliates in the future, and J.P. Morgan and its affiliates may have investment banking relationships or other financial instruments exchange related business relationships with Nippon Steel or Sumitomo Metals or their affiliates in the future and may receive a fee while doing so.

2. The Overview of the Financial Analyses by Financial Advisors of Sumitomo Metals

(SMBC Nikko Securities)

In performing its valuation analyses for the shares of Nippon Steel and Sumitomo Metals, SMBC Nikko Securities applied the Market Trading Price Analysis since both Nippon Steel and Sumitomo Metals are listed on a financial instrument exchange, thus having market prices. Pursuant to this analysis, SMBC Nikko Securities applied September 20, 2011 as the reference date (“Reference Date”) and considered the average closing prices of Sumitomo Metals stock quoted on the First Section of the Tokyo Stock Exchange for the one-week, one-month and three-month periods to the Reference Date and the period from July 29, 2011, the first business day following Sumitomo Metals’ announcement of its Consolidated Financial Results for the First Quarter of FY2011 (ending March 31, 2012) and Notice Regarding Forecasts for Financial Performances and Dividends for FY2012, to the Reference Date. For the shares of Nippon Steel, the average closing prices of Nippon Steel stock quoted on the First Section of the Tokyo Stock Exchange for the one-week, one-month and three-month periods to the Reference Date and the period from July 28, 2011, the first business day following Nippon Steel’s announcement of its Financial Results for the First Quarter of Fiscal 2011 (April 1, 2011 to June 30, 2011) and Revision in Forecast for Dividends for FY2012, to the Reference Date were analyzed. In addition, SMBC Nikko Securities applied a DCF analysis in order to take into consideration the future business activities. The foregoing analyses resulted in the following ranges of the merger ratio, assuming the value per Nippon Steel’s share to be 1:

Methodology	Range of the merger ratio
Market Trading Price Analysis	0.71 ~ 0.72
DCF Analysis	0.55 ~ 0.78

Please refer to Note 4 for details of the conditions and a supplementary explanation of the analyses.

(Goldman Sachs)

Goldman Sachs, as part of the process of preparing its written opinion referred to in Item 5 above, performed a historical stock price analysis, comparable companies analysis, and a DCF analysis, which DCF analysis was based upon publicly available information and financial projections for Sumitomo Metals prepared by Sumitomo Metals’ management and for Nippon Steel prepared by Nippon Steel’s management, in each case, as approved for Goldman Sachs’ use by Sumitomo Metals. The results of the respective analyses are shown below. The below ranges of the merger ratio are for a number of shares of common stock of Nippon Steel (“NSC Shares”) to be issued in exchange for one share of Sumitomo Metals common stock (“SMI Share”). In performing the stock price analysis, Goldman Sachs used September 21, 2011 and February 3, 2011 (the day of the announcement of the Commencement of Consideration of Business Integration of Nippon Steel and Sumitomo Metals) as the base dates (“Base Date 1” and “Base Date 2”, respectively), and reviewed the closing market prices of Sumitomo Metals and Nippon Steel on the base dates and the closing market prices of Sumitomo Metals and Nippon Steel during the one-month, three-month and six-month periods ending on the base dates as a basis for the analysis. No company used in the comparable companies analysis as a comparison is directly comparable to Sumitomo Metals and Nippon Steel.

Goldman Sachs provided its advisory services and the opinion solely for the information and assistance of the Board of Directors of Sumitomo Metals in connection with its consideration of the transaction contemplated by the Master Integration Agreement (the “Transaction”) and such opinion does not constitute a recommendation as to how any holder of SMI Shares should vote with respect to the Transaction or any other matter. Goldman Sachs did not recommend any specific merger ratio to Sumitomo Metals or its Board of Directors or that any specific merger ratio constituted the only appropriate merger ratio. The opinion was approved by a fairness committee of Goldman Sachs and its affiliates. Please refer to Note 5 below which sets forth in more detail, the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

Methodology	Range of the merger ratio
Stock Price Analysis (Base Date 1)	0.664 ~ 0.747
Stock Price Analysis (Base Date 2)	0.663 ~ 0.760
Comparable Companies Analysis	0.618 ~ 0.846
DCF Analysis	0.572 ~ 0.774

Goldman Sachs also performed a contribution analysis and an accretion / dilution analysis. Goldman Sachs reviewed and considered such analyses as a whole in preparing its opinion and did not attribute any particular weight to any factor or analysis considered by it.

Goldman Sachs’ analyses and opinion are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, September 22, 2011 and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or analyses based on circumstances, developments or events occurring after such date. Goldman Sachs assumed with Sumitomo Metals’ consent that certain internal financial analyses and forecasts for Sumitomo Metals and Nippon Steel, as well as certain cost savings and operating synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sumitomo Metals. Except as otherwise noted, the quantitative information used in Goldman Sachs’ financial analyses, to the extent it is based on market data, is based on market data as it existed on or before September 22, 2011 and is not necessarily indicative of current market conditions.

(Deutsche Securities)

Deutsche Securities, in deriving the merger ratio for the Merger, calculated and assessed the equity value of both companies. In this assessment, Deutsche Securities conducted analysis based on the methodologies including Trading Price Analysis, Comparable Companies Analysis, and DCF Analysis. A summary of the analysis performed by Deutsche Securities is set out below.

Methodology	Range of the merger ratio
Trading Price Analysis	0.70 ~ 0.72
Comparable Companies Analysis	0.43 ~ 0.78
DCF Analysis	0.53 ~ 0.90

In performing the Trading Price Analysis, taking into consideration the recent market trading trends of common shares of both companies, Deutsche Securities adopted, the closing share price as of the reference date (September 21, 2011) and the average share price (average closing price) for the periods of 1 week, 1 month, 3 months, 6 months and 1 year before the reference date.

Deutsche Securities, in connection with the calculation and assessment of the merger ratio, has not assumed responsibility for the independent verification of, and has not independently verified, any information, whether publicly available or furnished to it by the both companies, concerning Sumitomo Metals or Nippon Steel. Thus Deutsche Securities relied upon and assumed the accuracy and completeness of such information. Deutsche Securities has not conducted physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including contingent liabilities) of Sumitomo Metals or Nippon Steel. With respect to the financial forecasts and projections, made available to Deutsche Securities and used in its analyses, Deutsche Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sumitomo Metals or Nippon Steel, as the case may be, as to the matters covered thereby.

Deutsche Securities’ calculation and assessment of the merger ratio are necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of September 16, 2011, except for the reference date of the Trading Price Analysis. Deutsche Securities assumes no responsibility to update or revise its analyses based on any circumstances, changes, or for any other cause arising after such date. The calculation and assessment are addressed to, and for the use and benefit of, the Board of Directors of Sumitomo Metals in discussing the merger ratio and do not constitute a recommendation to any shareholder of Sumitomo Metals or Nippon Steel as to how such shareholder should vote with respect to the Merger or any other matter.

(Daiwa Securities Capital Markets)

Daiwa Securities Capital Markets performed a market price analysis and DCF analysis. The results of the analyses are shown in the table below. Each of the merger ratio ranges represents the range of the number of shares of Nippon Steel common stock to be allocated for each share of Sumitomo Metals common stock, based on the result of the relevant analysis.

In the market price analysis, Daiwa Securities Capital Markets conducted analysis based (1) on the average closing prices of each company for the one-month and three-month periods ending September 21, 2011 (the “Reference Date (i)”), and (2) on the average closing prices of each company for the one-month and three-month periods ending February 3, 2011 (the “Reference Date (ii)”), the day on which “Commencement of Consideration of Business Integration of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd.” was announced.

Methodology	Range of the merger ratio
Market Price Analysis (Reference Date (i))	0.707 ~ 0.708
Market Price Analysis (Reference Date (ii))	0.676 ~ 0.701
DCF Analysis	0.513 ~ 0.759

In performing its analyses, Daiwa Securities Capital Markets used information and materials provided by Sumitomo Metals and Nippon Steel as well as publicly available information. Daiwa Securities Capital Markets assumed and relied on the accuracy and completeness of all materials and information that Daiwa Securities Capital Markets reviewed or analyzed, and did not verify or assume any obligation to independently verify the accuracy or completeness of such materials and information. Daiwa Securities Capital Markets did not undertake a separate evaluation, appraisal or assessment of any of the assets or liabilities, on an aggregate or individual basis, of Sumitomo Metals or Nippon Steel and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor did Daiwa Securities Capital Markets make any request to a third party for any such valuation, appraisal or assessment. Daiwa Securities Capital Markets assumed that the business plans, financial forecasts and other information furnished to Daiwa Securities Capital Markets by Sumitomo Metals and Nippon Steel were prepared according to reasonable procedures, and reflect the best currently available estimates and judgment of the management of Sumitomo Metals and Nippon Steel, respectively, and, with Sumitomo Metals’ consent, Daiwa Securities Capital Markets relied on such information without independent verification. Daiwa Securities Capital Markets’ analyses were based upon financial, economic, market and other conditions as of September 22, 2011.

(Note 4)

SMBC Nikko Securities assumed and relied on the accuracy and completeness of the information of Nippon Steel and Sumitomo Metals, including financial information and financial projections (whether publicly available or furnished by Nippon Steel or Sumitomo Metals); therefore, SMBC Nikko Securities did not conduct any independent verification of such information. SMBC Nikko Securities did not conduct any independent valuation, appraisal or assessment of the assets or liabilities of Nippon Steel and Sumitomo Metals. SMBC Nikko Securities assumed that all material information of Nippon Steel and Sumitomo Metals has been disclosed to the public in an appropriate and timely manner, and that there is no undisclosed information that may have a negative impact on the stock prices. SMBC Nikko Securities assumed that the stock prices accurately, fully, and constantly reflect all publicly available information. Moreover, SMBC Nikko Securities assumed that the financial projections which were provided to and analyzed by SMBC Nikko Securities were prepared under reasonable assumptions and reflected the best possible estimates and judgment currently available to Nippon Steel or Sumitomo Metals. SMBC Nikko Securities did not express its opinion on the reasonableness of the assumptions of such analyses and projections. Furthermore, SMBC Nikko Securities assumed that all governmental, regulatory, or other consents and approvals, as well as their timing and conditions, necessary for the consummation of the Merger will be satisfied and obtained without any adverse effects on Nippon Steel or Sumitomo Metals or on the projected benefits of the Merger. SMBC Nikko Securities has no obligations to review, assess, and verify such requirements and approvals. The opinions contained in the fairness opinion are not intended to encourage shareholders of Sumitomo Metals to exercise their shareholders’ rights or other related actions with respect to the Merger, or to solicit or encourage shareholders of Sumitomo Metals or other related persons to assign, transfer or take any other action with respect to Sumitomo Metals common stock. SMBC Nikko Securities’ opinion was prepared in light of financial, economic, market and other conditions as of September 22, 2011 and was based upon on information obtained by SMBC Nikko Securities as of such date. Although the contents of the opinion may be affected by future changes in their conditions and circumstances, SMBC Nikko Securities shall have no obligation to amend, change or reaffirm its opinion.

(Note 5)

Goldman Sachs and its affiliates (collectively, the “Goldman Sachs Group”) are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, the Goldman Sachs Group may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Sumitomo Metals, Nippon Steel and any of their respective affiliates or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to Sumitomo Metals in connection with, and has participated in certain of the negotiations leading to, the Transaction. Goldman Sachs expects to receive fees for its services in connection with the Transaction, a principal portion of which is contingent upon consummation of the Transaction, and Sumitomo Metals has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. The Goldman Sachs Group has provided certain investment banking services to Sumitomo Metals and its affiliates from time to time for which the Investment Banking Division of the Goldman Sachs Group has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of Sumitomo Metals’ 64th domestic unsecured senior bond due May 2016 and 65th domestic senior unsecured bond due May 2018 (aggregate principal amount 20 billion yen) in May 2011. The Goldman Sachs Group has also provided certain investment banking services to Nippon Steel and its affiliates from time to time for which the Investment Banking Division of the Goldman Sachs Group has received, and may receive, compensation, including having acted as financial advisor in connection with the acquisition of an equity interest in Companhia Brasileira de Metalurgia e Mineração by an investor group including Nippon Steel in March 2011 and joint bookrunner with respect to a public offering of Nippon Steel’s 67th domestic senior unsecured bond due March 2021 (aggregate principal amount 30 billion yen) in May 2011. Goldman Sachs may also in the future provide investment banking services to Sumitomo Metals, Nippon Steel and their respective affiliates for which the Investment Banking Division of the Goldman Sachs Group may receive compensation.

In connection with its opinion, Goldman Sachs has reviewed, among other things, the Master Integration Agreement; Annual Securities Reports (Yuka Shoken Hokokusho) of Sumitomo Metals and Nippon Steel for the five fiscal years ended March 31, 2011; the First Quarter Securities Reports (Dai-ichi Shihanki Hokokusho) of Sumitomo Metals and Nippon Steel for the first fiscal quarter ended June 30, 2011; certain other communications from Sumitomo Metals and Nippon Steel to their respective stockholders; certain publicly available research analyst reports for Sumitomo Metals and Nippon Steel; and certain internal financial analyses and forecasts for Sumitomo Metals prepared by its management and for Nippon Steel prepared by its management, in each case, as approved for Goldman Sachs’ use by Sumitomo Metals (the “Forecasts”), and certain cost savings and operating synergies projected by the managements of Sumitomo Metals and Nippon Steel to result from the Transaction, as approved for Goldman Sachs’ use by Sumitomo Metals (the “Synergies”). Goldman Sachs has also held discussions with members of the senior management of Sumitomo Metals regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction, and the past and current business operations, financial condition and future prospects of Sumitomo Metals and Nippon Steel. Goldman Sachs has also reviewed the reported price and trading activity for the SMI Shares and NSC Shares, compared certain financial and stock market information for Sumitomo Metals and Nippon Steel with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in Japan and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs; and Goldman Sachs does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with Sumitomo Metals’ consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sumitomo Metals. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Sumitomo Metals or Nippon Steel or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Sumitomo Metals or Nippon Steel or on the expected benefits of the Transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also has assumed that the Transaction will be consummated on the terms set forth in the Master Integration Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Sumitomo Metals to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Sumitomo Metals; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit and did not solicit interest from other parties with respect to an acquisition of or other business combination with Sumitomo Metals. The opinion addresses only the fairness from a financial point of view, as of the date hereof, of the merger ratio pursuant to the Master Integration Agreement to the holders (other than Nippon Steel) of SMI Shares. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Master Integration Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Master Integration Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Sumitomo Metals; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Sumitomo Metals or class of such persons, in connection with the Transaction, whether relative to the merger ratio pursuant to the Master Integration Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which NSC Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of Sumitomo Metals or Nippon Steel or the ability of Sumitomo Metals or Nippon Steel to pay their respective obligations when they come due.

Exhibit 2

Outline of the Companies

(unreported fractions rounded down)

Trade Name	Nippon Steel Corporation		Sumitomo Metal Industries, Ltd.
Description of Business Activities	1. Steelmaking and steel fabrication (Manufacture and sale of iron and steel) 2. Engineering and construction 3. Urban development 4. Chemicals 5. New materials 6. System solutions

1.      Steelmaking and steel fabrication

         (Manufacture and sale of iron and steel)

2.      New materials

3.      Civil engineering, construction, plant

4.      Electric component

5.      Electric power supply

6.      System solutions

Date of Establishment	March 1970		July 1949

Head Office Location	6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo		5-33, Kitahama 4-chome, Chuo-ku, Osaka

Name and Title of the Representative	Shoji Muneoka Representative Director and President		Hiroshi Tomono Representative Director and President

Net Sales (Consolidated basis) (FY 2010)	4,109.7 billion yen		1,402.4 billion yen

Crude Steel Production (Consolidated basis including subsidiaries) (FY 2010)	34,920 thousand tons per year		12,900 thousand tons per year

Capital (As of March 31, 2011)	419.5 billion yen		262.0 billion yen

Number of Outstanding Shares (As of March 31, 2011)	6,806 million		4,805 million

Total Assets (As of March 31, 2011)	5,000.8 billion yen		2,440.7 billion yen

Date of Fiscal Year End	March 31		March 31

Number of Employees (As of March 31, 2011)	59,183 (16,150 on a non-consolidated basis)		22,597 (7,104 on a non-consolidated basis)

Main Customers	Metal One Corporation Nippon Steel Trading Co., Ltd. Mitsui & Co., Ltd.		Sumitomo Corporation Sumikin Bussan Corporation

Main Banks	Mizuho Corporate Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation		Sumitomo Mitsui Banking Corporation The Sumitomo Trust and Banking Co., Ltd.

Major Shareholders and Ownership Percentage (As of March 31, 2011)	Japan Trustee Services, Ltd.	10.3%	Sumitomo Corporation	9.54%
	Sumitomo Metal Industries, Ltd.	4.2%	Nippon Steel Corporation	9.40%
	CBHK-Korea Securities Depository	3.5%	Japan Trustee Services, Ltd. (account in trust)	3.53%
	The Master Trust Bank of Japan, Ltd.	3.5%	Kobe Steel, Ltd.	2.34%
	Nippon Life Insurance Company	3.3%	The Master Trust Bank of Japan, Ltd. (account in trust)	2.32%
	Mizuho Corporate Bank, Ltd.	2.7%	Japan Trustee Services, Ltd. (Sumitomo Mitsui Banking Corporation retirement benefit trust account re-entrusted by The Sumitomo Trust and Banking Co., Ltd.)	1.88%
	Trust & Custody Services Bank, Ltd.	2.3%	Nippon Life Insurance Company	1.85%
	Meiji Yasuda Life Insurance Company	2.0%	SSBT OD05 OMNIBUS ACCOUNT -TREATY CLIENTS	1.41%
	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.0%	Japan Trustee Services, Ltd., The Sumitomo Trust and Banking Corporation retirement benefit trust	1.14%
	SSBT OD05 OMNIBUS ACCOUNT -TREATY CLIENTS	1.5%	NT RE GOVT OF SPORE INVT CORP P. LTD	1.14%

<Operating Results and Financial Position for Past 3 Years>

	Nippon Steel Corporation (Consolidated Basis)			Sumitomo Metal Industries, Ltd. (Consolidated Basis)
	Fiscal Year Ended March			Fiscal Year Ended March
	2009	2010	2011	2009	2010	2011
Net Assets	2,174.8 billion yen	2,335.6 billion yen	2,380.9 billion yen	904.3 billion yen	879.2 billion yen	818.0 billion yen
Total Assets	4,870.6 billion yen	5,002.3 billion yen	5,000.8 billion yen	2,452.5 billion yen	2,403.6 billion yen	2,440.7 billion yen
Net Assets per Share	265.23 yen	293.18 yen	295.84 yen	184.92 yen	178.87 yen	165.41 yen
Sales	4,769.8 billion yen	3,487.7 billion yen	4,109.7 billion yen	1,844.4 billion yen	1,285.8 billion yen	1,402.4 billion yen
Operating Income	342.9 billion yen	32.0 billion yen	165.6 billion yen	226.0 billion yen	Δ0.9 billion yen	56.3 billion yen
Ordinary Income	336.1 billion yen	11.8 billion yen	226.3 billion yen	225.7 billion yen	Δ36.6 billion yen	34.0 billion yen
Net Income	155.0 billion yen	Δ11.5 billion yen	93.1 billion yen	97.3 billion yen	Δ49.7 billion yen	Δ7.1 billion yen
Net Income per Share	24.60 yen	Δ1.83 yen	14.81 yen	20.98 yen	Δ10.74 yen	Δ1.54 yen
Dividend per Share	6 yen	1.5 yen	3 yen	10 yen	5 yen	3.5 yen

<Relationship between the Companies>

Capital Ties	As of March 31, 2011, Nippon Steel Corporation holds 451,761 thousand shares representing 9.4% of Sumitomo Metal Industries, Ltd.’s outstanding shares and Sumitomo Metal Industries, Ltd. holds 287,613 thousand shares representing 4.2 % of Nippon Steel Corporation’s outstanding shares.

Personnel Ties	No important matters.

Business Ties	The two companies are engaged in sale & purchase and other transactions with each other with regard to semi-finished products and finalized products such as steel.

Status Applicable to the Related Parties	N/A

Note Regarding Forward-looking Statements

This document includes “forward-looking statements” that reflect the plans and expectations of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd. in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the two companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the two companies (or the post-transaction group) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. The two companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the two companies (or the post-transaction group) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;

(2)	changes in steel supply, raw material costs and exchange rates;

(3)	changes in interest rates on loans, bonds and other indebtedness of the two companies, as well as changes in financial markets;

(4)	changes in the value of assets (including pension assets), such as marketable securities and investment securities;

(5)	changes in laws and regulations (including environmental regulations) relating to the two companies’ business activities;

(6)	rise in tariffs, imposition of import controls and other developments in the two companies’ main overseas markets;

(7)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8)	the two companies’ being unable to complete the business combination; and

(9)	difficulties in realizing the synergies and benefits of the post-transaction group.